                                                                Exhibit (d)(10)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                       WAIVER OF MONTHLY DEDUCTION RIDER

Capitalized terms not defined in this   If We approve Your claim for a Benefit
Rider will have the same meaning given  under this Rider, We shall credit the
in the Policy.                          Policy's Accumulation Value with an
                                        amount equal to the Monthly Deductions
BENEFIT                                 taken after the first of the benefit
We agree to waive the Monthly           month on or following the date the
Guarantee Premium for the Policy        Insured's Total Disability began
during the Monthly Guarantee Premium    through the date of approval of the
Period shown on the Policy Schedule     claim, and the Accumulation Value will
and the Monthly Deduction and Expense   be adjusted accordingly.
Charge for Increasing Specified
Amount, if any, during subsequent       If Total Disability begins during the
years after We receive due proof that   Grace Period and while Your claim for
Total Disability of the Insured:        a Benefit under this Rider is pending
                                        with Us, and if there is not enough
    (a)  has existed continuously for   Cash Value to make all required
         at least six months; and       Monthly Deductions, We must receive an
                                        amount sufficient to make Monthly
    (b)  began on or after the          Deductions prior to the date Total
         Insured's fifth birthday; and  Disability began before We may approve a claim under this Rider.
    (c)  began while this Rider was in
         force; and                     AGE
                                        Age means the Insured's age on the
    (d)  after We approve Your written  Insured's nearest birthday. "Age 60"
         notice of claim.               means the Policy anniversary nearest
                                        the Insured's 60th birthday.
If Total Disability begins before the
Insured's Age 60, We will provide       Attained Age means the Insured's Age
benefits under this Rider while Total   on the Effective Date plus the number
Disability continues.                   of full years from the Effective Date.

If Total Disability begins on or after  EFFECTIVE DATE
the Insured's Age 60, We will provide   The Effective Date of this Rider is
benefits under this Rider while Total   the Date of Issue, unless a later
Disability continues and until the      Effective Date for this Rider is shown
later of:                               on the Policy Schedule.

    (a)  the Termination Date shown     TOTAL DISABILITY
         for this Rider on the Policy   Total Disability means complete
         Schedule; or                   inability, because of accidental
                                        bodily injury or sickness, to engage
    (b)  one year after the Total       in any gainful occupation. Occupation
         Disability began.              means the Insured's regular occupation
                                        during the first 24 months of Total
However, no Benefit will be provided    Disability. After that time occupation
for the first six months of Total       means any occupation for which the
Disability.                             Insured is reasonably suited by
                                        education, training or experience.
While Your claim for a Benefit under    Being a homemaker or student is
this Rider is pending with Us, the      considered engaging in a gainful
Monthly Guarantee Premium for the       occupation.
Policy during the Monthly Guarantee
Premium Period and the Monthly
Deduction and Expense Charge for
Increasing Specified Amount, if any,
shall continue when due as provided in
the Policy.

14002                               Page 1

We will also consider the following     PROOF OF TOTAL DISABILITY
losses to be Total Disability:          Proof of Total Disability should be
                                        furnished with the written notice of
    (a)  the complete and               claim or as soon thereafter as
         irrecoverable loss of the      reasonably possible. Upon Your
         sight of both eyes; or         request, We will supply forms for
                                        furnishing proof.
    (b)  the complete loss by
         severance at or above the      We can, at reasonable intervals,
         wrist or ankle joint of both   require proof that Total Disability
         hands, both feet or one hand   continues. After Total Disability has
         and one foot.                  continued for two years, We will not
                                        require proof more often than once a
EXCLUSIONS AND LIMITATIONS              year.
This benefit will not be provided if
Total Disability results from:          We can require physical examination of
                                        the Insured by Our medical
    (a)  any attempt at suicide, or     representatives at Our expense as part
         intentional self-inflicted     of any proof of Total Disability. We
         injury, while sane or insane;  will not provide this Benefit if proof
         or                             is not furnished as required.

    (b)  committing or attempting to    COST OF INSURANCE
         commit an assault or felony;   The Monthly Cost of Insurance for this
         or                             Rider on a Deduction Date is:

    (c)  participation in a riot,           (a)  the Monthly Premium per
         insurrection or terrorist               $1,000 of Net Amount of Risk
         activity; or                            for this Rider, multiplied by,

    (d)  accidental bodily injury           (b)  the result of the Death
         sustained or sickness first             Benefit Amount for the Policy
         manifested before the                   at the beginning of the
         Insured's fifth birthday, or            Policy month divided by 1.00
         while this Rider is not in              plus the Guaranteed Interest
         force.                                  Rate shown on the Policy
                                                 Schedule, less
This Benefit will not be provided for
any Monthly Guarantee Premium or            (c)  the Accumulation Value of the
Monthly Deduction if its due date is             Policy at the beginning of
more than one year prior to the date             the Policy month,
We receive written notice of claim.
                                            (d)  divided by 1,000.
You cannot change the Specified Amount
of the Policy or make unscheduled       We will deduct the Monthly Cost of
additional premium payments under the   Insurance from the Accumulation Value
Policy while this Benefit is being      of the Policy on each monthly
provided.                               Deduction Day while this Rider is in
                                        force.
WRITTEN NOTICE OF CLAIM
We must receive written notice of       TERMINATION
claim:                                  This Rider will terminate upon the
                                        earliest of the following:
    (a)  while Total Disability
         continues; and                     (a)  the Termination Date shown
                                                 for this Rider on the Policy
    (b)  while the Insured is alive.             Schedule; or

We will not reject a claim because          (b)  the monthly Deduction Day or
notice was not given within these                premium due date next
times if You show that notice was                following Our receipt of a
given as soon as reasonably possible.            written request from You to
                                                 terminate Your coverage under
                                                 this Rider; or

14002                               Page 2

    (c)  the Termination Date of the    GENERAL
         Policy; or                     This Rider is a part of the Policy to
                                        which it is attached. Its benefits are
    (d)  the date the Policy lapses.    subject to all the terms of this Rider
                                        and the Policy. This Rider has no Cash
A claim based on Total Disability that  or Loan Value.
began before termination of this Rider
will not be affected by the
termination.

The Benefits provided under this Rider will not reduce any amount that We would otherwise pay.

                                          KEVIN HOGAN
                                           President

(C) American International Group, Inc. All Rights Reserved.

14002                               Page 3

                       WAIVER OF MONTHLY DEDUCTION RIDER
               MONTHLY PREMIUMS PER $1,000 OF NET AMOUNT OF RISK

                                         MONTHLY RATE
            -----------------------------------------------------------------------
                     MALE                     FEMALE                    UNISEX
            -----------------------   -----------------------   -----------------------
 ATTAINED                    NO                        NO                        NO
   AGE       TOBACCO      TOBACCO      TOBACCO      TOBACCO      TOBACCO      TOBACCO
----------  ----------   ----------   ----------   ----------   ----------   ----------
   0-31       $0.02        $0.02        $0.02        $0.02        $0.02        $0.02
    32         0.02         0.02         0.03         0.02         0.03         0.02
    33         0.02         0.02         0.03         0.02         0.03         0.02
    34         0.03         0.02         0.03         0.03         0.03         0.03
    35         0.03         0.02         0.03         0.03         0.03         0.03
    36         0.03         0.02         0.03         0.03         0.03         0.03
    37         0.03         0.03         0.03         0.03         0.03         0.03
    38         0.03         0.03         0.03         0.03         0.03         0.03
    39         0.03         0.03         0.04         0.03         0.04         0.03
    40         0.04         0.03         0.04         0.03         0.04         0.03
    41         0.04         0.03         0.05         0.04         0.05         0.04
    42         0.05         0.03         0.05         0.04         0.05         0.04
    43         0.05         0.04         0.06         0.05         0.06         0.05
    44         0.06         0.04         0.06         0.05         0.06         0.05
    45         0.07         0.05         0.07         0.06         0.07         0.06
    46         0.08         0.05         0.08         0.07         0.08         0.07
    47         0.09         0.07         0.09         0.08         0.09         0.08
    48         0.11         0.08         0.11         0.09         0.11         0.09
    49         0.14         0.09         0.14         0.11         0.14         0.11
    50         0.17         0.12         0.16         0.13         0.16         0.13
    51         0.21         0.14         0.20         0.16         0.20         0.16
    52         0.27         0.18         0.25         0.20         0.25         0.20
    53         0.34         0.22         0.31         0.25         0.31         0.25
    54         0.42         0.27         0.38         0.30         0.38         0.30
    55         0.51         0.33         0.46         0.36         0.46         0.36
    56         0.52         0.34         0.46         0.37         0.46         0.37
    57         0.51         0.33         0.45         0.35         0.46         0.35
    58         0.49         0.31         0.42         0.32         0.45         0.32
    59         0.44         0.28         0.37         0.28         0.42         0.28
    60         0.34         0.21         0.28         0.21         0.37         0.21
    61         0.34         0.21         0.28         0.21         0.28         0.21
    62         0.33         0.21         0.28         0.21         0.28         0.21
    63         0.31         0.20         0.26         0.19         0.26         0.19
    64         0.25         0.16         0.21         0.15         0.21         0.15

14002                               Page 4